                                                                     EX-99.h.1.a

                                    EXHIBIT B
                                 ABERDEEN FUNDS
                          Fund Administration Agreement

                                  Fee Schedule*

Fees

The Trust  shall  pay fees to the  Administrator,  as set forth in the  schedule directly below,  for the provision of services  covered by this Agreement.  Fees will be  computed  daily and  payable  monthly  at an annual  rate  based on the aggregate amount of the Trust's average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including,  but not limited to, the cost of the pricing services that the Administrator  utilizes and any networking fees paid as out-of-pocket  expenses) reasonably incurred by the Administrator and in providing  services  to the Trust.  All fees and  expenses  shall be paid by the
Trust to the Administrator on behalf of the Administrator.

                                            Aggregate Fee as a
         Trust Asset Level                  Percentage of Net Assets
         ------------------                 --------------------------
         First $500 million                 0.045%
         $Over 500 million  to $2 billion   0.03%
         Over $2 billion                    0.015%

The asset-based fees are subject to an annual minimum fee equal to the number of
Funds multiplied by $25,000.

Funds of the Trust

Aberdeen Select Equity Fund
Aberdeen Select Mid Cap Growth Fund
Aberdeen Select Small Cap Fund
Aberdeen Select Growth Fund
Aberdeen Select Worldwide Fund
Aberdeen China Opportunities Fund
Aberdeen Developing Markets Fund
Aberdeen International Equity Fund
Aberdeen Hedged Core Equity Fund
Aberdeen Market Neutral Fund
Aberdeen Equity Long-Short Fund
Aberdeen Global Financial Services Fund
Aberdeen Health Sciences Fund
Aberdeen Natural Resources Fund
Aberdeen Technology and Communications Fund
Aberdeen Global Utilities Fund
Aberdeen Optimal Allocations Fund: Growth
Aberdeen Optimal Allocations Fund: Moderate Growth
Aberdeen Optimal Allocations Fund: Moderate
Aberdeen Optimal Allocations Fund: Defensive
Aberdeen Optimal Allocations Fund: Specialty
Aberdeen Small Cap Fund
Aberdeen Small Cap Opportunities Fund
Aberdeen Small Cap Growth Fund
Aberdeen Small Cap Value Fund
Aberdeen Tax-Free Income Fund
Aberdeen Core Income Fund
Aberdeen Core Plus Income Fund

*    As most recently approved at the ________, 2008 Board Meeting.